UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lucas GC Limited

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Room 5A01, 4th Floor Air China Building, Xiaoyun Road Sanyuanqiao, Chaoyang District Beijing 100027, China Telephone: +86 18500976532
(Address, including zip code, of Principal Executive Offices)

2024 Equity Incentive Plan

(Full Title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Telephone: (800) 221-0102

(Name, Address and telephone number of Agent for Service)

Copies To:

Yang Ge, Esq.

DLA Piper UK LLP

20th Floor, South Tower, Kerry Center

No. 1 Guanghua Road, Chao Yang District

Beijing, People’s Republic of China, 100020

+86 (10) 8520-0616

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE 10(A) PROSPECTUS

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering 11,800,000 ordinary shares, par value US$0.000005 per share, of Lucas GC Limited (the “Company” or the “Registrant”), which may be issued pursuant to awards under the Lucas GC Limited 2024 Equity Incentive Plan, as approved by the Company’s board of directors on November 29, 2024. As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified in Rule 428(b) promulgated under the Securities Act. Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplement pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by Lucas GC Limited (the “Registrant”) with the Commission are hereby incorporated by reference:

1)	The Registrant’s annual report for the fiscal year ended December 31, 2023, on Form 20-F filed with the Commission on April 29, 2024;

2)	The Registrant’s Current Reports on Form 6-K, filed with the Commission on August 8, 2024, September 18, 2024, September 26, 2024 and November 8, 2024; and

3)	the description of our Ordinary Shares incorporated by reference in our registration statement on Form 8-A, as amended (File No. 001-41658) filed with the Commission on October 27, 2023, including any amendment and report subsequently filed for the purpose of updating that description.

All other reports and documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s amended and restated articles of association, adopted by special resolution on May 29, 2023 and effective immediately prior to the completion of the Registrant’s initial public offering of the ordinary shares, provide that the Registrant may indemnify its directors and officers (each an “Indemnified Person”) all actions, proceeding, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreement between the Registrant and each of its directors and executive officers, the form of which was filed as Exhibit 10.4 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-270107) (the “Form F-1”), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of being a director and/or officers of the Registrant.

The Underwriting Agreement, the form of which was filed as Exhibit 1.1 to the registration statement on the Form F-1, also provides for indemnification by the underwriters of the Registrant and its directors and officers for certain liabilities, but only to the extent that such liabilities are caused in reliance upon, and in strict conformity with the underwriters’ information in such registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index is hereby incorporated by reference.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs A(1)(a) and A(1)(b) above shall not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Registrant’s Specimen Certificate for Ordinary Shares (incorporated herein by reference to Exhibit 2.1 to the annual report for the fiscal year ended December 31, 2023, on Form 20-F filed with the Commission on April 29, 2024)

4.2	Amended and Restated Memorandum and Articles of Association (incorporated herein by reference to Exhibit 1.1 to the annual report for the fiscal year ended December 31, 2023, on Form 20-F filed with the Commission on April 29, 2024)

5.1	Opinion of Maples and Calder (Hong Kong) LLP (regarding validity of Ordinary Shares being registered)

10.1	Lucas GC Limited 2024 Equity Incentive Plan

23.1	Consent of Maples and Calder (Hong Kong) LLP (included in its opinion filed as Exhibit 5.1).

23.2	Consent of Marcum Asia CPAs LLP

24.1	Power of Attorney (included in the signature page hereto).

107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on December 11, 2024.

Lucas GC Limited

By:	/s/ Howard Lee
Name:	Howard Lee
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Howard Lee as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Position	Date

/s/ Howard Lee	Chairman and Chief Executive Officer (Principal Executive Officer)	December 11, 2024
Howard Lee

/s/ Wang-chan Wong	Director	December 11, 2024
Wang-chan Wong

/s/ Jeremy Wegerer	Independent Director	December 11, 2024
Jeremy Wegerer

/s/ Michael Carter	Independent Director	December 11, 2024
Michael Carter

/s/ Stanley Ho	Independent Director	December 11, 2024
Stanley Ho

/s/ Brian Lin	Chief Financial Officer (Principal Financial and Accounting Officer)	December 11, 2024
Brian Lin

/s/ Harry Tang	Chief Technology Officer	December 11, 2024
Harry Tang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Lucas GC Limited has signed this Registration Statement or amendment thereto on December 11, 2024.

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President